FORM OF ADDENDUM


        This addendum shall become part of the Broker-Dealer Agreement between BlackRock Distributors, Inc. ("you") and ___________ ("we" or "us") (the "Agreement").

        The Agreement is amended to include the following procedures with respect to one or more closed-end registered investment companies (as used in this Addendum, each a "Fund") for which you serve as principal underwriter.

        1. Customers of ours who purchase shares of the Fund involved (the "Shares") are for all purposes our customers and not customers of such Fund. We shall be responsible for opening, approving and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers, Inc. (the "NASD"). In no transaction involving Shares shall we have any authority to act as agent for a Fund or for you.

        2. All orders for the purchase of Shares received during a Fund's initial offering period (the "Initial Offering Period") shall be executed at the initial public offering price per share as set forth in the Prospectus of such Fund. All orders for Shares received during a Fund's continuous offering period (the "Continuous Offering Period") shall be executed at such Fund's current public offering price per share as stated in the Fund's Prospectus (currently net asset value) plus any applicable sales charge as set forth in the Prospectus.

        3. The minimum initial purchase order shall be as set forth in the Prospectus of such Fund. Such Fund reserves the right to reject any purchase order. Such Fund reserves the right, at its discretion and without notice, to suspend the sale of Shares or withdraw entirely the sale of Shares.

        4. In ordering shares of any Fund, we shall rely solely and conclusively on the representations contained in the Prospectus. We agree that we shall not offer or sell Shares except in compliance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities. In connection with offers to sell and sales of Shares, we agree to deliver or cause to be delivered to each person to whom any such offer or sale is made, a copy of the Prospectus and, upon request, the Statement of Additional Information of the Fund involved; and unless otherwise agreed, we shall promptly confirm in writing all Share transactions of our customers. You agree to supply us with copies of the Prospectus and Statement of Additional Information, and any such other information and materials relating to the Fund involved in reasonable quantities upon request.

        5. We shall not make any representations concerning any Shares other than those contained in the Prospectus of the Fund involved or in any promotional materials or sales literature furnished to us by you or the Fund involved. We shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Fund involved (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished by you or the Fund involved, and such other information and materials as may be approved in writing by you.

        6. It is understood that Shares will not be repurchased by either the Fund involved or you, and that no secondary market for any Shares exists currently, or is expected to develop. While a Fund may from time to time conduct tender offers to repurchase shares as set forth in its Prospectus, such Fund may not repurchase all or any of the Shares that a shareholder tenders. Accordingly investment in such Fund's Shares would be considered illiquid. ANY REPRESENTATION AS TO A TENDER OFFER BY SUCH FUND, OTHER THAN THAT WHICH IS SET FORTH IN THE FUND'S THEN CURRENT PROSPECTUS, IS EXPRESSLY PROHIBITED.

        7. In determining the amount of any sales commission payable to us hereunder, you reserve the right to exclude any sales which you reasonably determine are not made in accordance with the terms of the applicable Fund Prospectus and the provisions of the Agreement or this Amendment. Unless at the time of transmitting an order we advise you or the Transfer Agent to the contrary, the shares ordered will be deemed to be the total holdings of the specified investor.

        8. The procedures relating to orders and the handling thereof will be subject to the terms of the Prospectus of the Fund involved and instructions received by us from you or the Transfer Agent from time to time. No conditional orders will be accepted. We agree that purchase orders we place will be made only for the purpose of covering purchase orders already received from our customers.

        9. Further, we shall place purchase orders from customers with the Fund involved immediately and shall not withhold the placement of such orders so as to profit us; provided, however, that the foregoing shall not prevent the purchase of shares of any Fund by us for our own bona fide investment. We agree that: (a) we shall not effect any transactions (including, without limitation, any purchases and redemptions) in any Shares registered in the name of, or beneficially owned by, any customer unless such customer has granted us full right, power and authority to effect such transactions on his behalf; and (b) you, the Fund involved, the Transfer Agent and your agents, employees and affiliates shall not be liable for, and shall be fully indemnified and held harmless by us from and against, any and all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys' fees) which may be incurred by you or any of the foregoing persons entitled to indemnification from us hereunder arising out of or in connection with the execution of any transactions in Shares registered in the name of, or beneficially owned by, any customer in reliance upon any oral or written instructions believed to be genuine and to have been given by or on behalf of us. The indemnification agreement contained in this Paragraph 9 shall survive the termination of this Amendment.

        10. It is understood that the Fund involved will fill orders for Shares from time to time as set forth in its Prospectus. We agree that payment for orders for the purchase of Shares will be made in accordance with the terms of the Prospectus of the Fund. For purchase orders received during the Initial Offering Period, on or before the settlement date of each purchase order, we shall remit to an account designated by you with the Transfer Agent an amount equal to the initial public offering price of the Shares as stated in the applicable Fund Prospectus. For purchase orders received during the Continuous Offering Period, on or before the settlement date of each purchase order, we shall remit to an account designated by you with the Transfer Agent an amount equal to the current public offering price of the Shares as determined by you in accordance with the terms of the applicable Fund Prospectus (currently net asset value) plus any applicable sales charge. Any commission or any shareholder servicing fees due to us shall be payable by you on a [monthly](1) basis. If payment for any purchase order is not received in accordance with the terms of the applicable Fund Prospectus, you reserve the right, without notice, to cancel the sale and hold us responsible for any loss sustained as a result thereof.

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1  BlackRock Distributors, Inc. decision.



        11. In the event we transmit indications of interest to you for accumulation prior to the effective date of the Fund's Registration Statement (the Effective Date"), we will be responsible for confirming such indications of interest with our customers following the Effective Date. Indications of interest with respect to Shares transmitted to you prior to the Effective Date will be conditioned upon the occurrence of the Effective Date and the registration or qualification of the Shares in the respective state.

        12.    No Fund will issue fractional Shares.

        13. You may, in your sole discretion, allocate Shares among brokers and dealers participating in the Initial Offering Period or among brokers, dealers and banks in the Continuous Offering Period, as the case may be, on other than a pro rata basis, which may result in certain brokers, dealers and banks not being allocated the full amount of Shares sold by them while certain other brokers, dealers and banks may receive their full allocation.

        14. We agree that with respect to orders for Shares, we will transmit such orders received during the Initial Offering Period to you within the time period as specified in the Prospectus of the Fund involved (or in the time period as extended by you in writing). We also agree to transmit any customer order received during the Continuous Offering Period to you prior to the time that the public offering price for such Fund is next determined after our receipt of such order as set forth in the Fund's Prospectus. There is no assurance that a Fund will engage in a continuous offering of shares.

        15. During the Initial Offering Period and any Continuous Offering Period for any Fund, we agree to supply you, not less frequently than once a week by Friday, 5:00 p.m. Eastern Time, during such Fund's Initial Offering Period, a list setting forth by state and in the aggregate all indications of interest and, during any Continuous Offering Period, orders for shares received by us for such Fund during such week (or lesser period of time), and a list setting forth by name and location each registered representative making said sales and indicating the amount of all sales or offers per Fund to date.

        16. We expressly acknowledge and understand that there is no Rule 12b-1 Plan for any Fund.

        17. We expressly acknowledge and understand that Shares will not be repurchased by either the Funds (other than through tender offers from time to time) or by you and that no secondary market for such shares is expected to develop, unless the shares have begun trading on a national exchange or national market system. We hereby covenant that, until notified by you that the distribution of such shares has been completed, we (a) will not make a secondary market in any shares of such Fund, (b) will not purchase or hold shares of such Fund in inventory for the purpose of resale in the open market or to our customers and (c) without your consent, will not repurchase shares of such Fund in the open market or from our customers for any account in which we have a beneficial interest.

        17. We expressly acknowledge and understand that we may be paid a shareholder servicing fee as set forth in the Prospectus of the Fund involved as compensation for providing shareholder and account maintenance services to Fund shareholders. Any such shareholder servicing fee will be paid by you on a [monthly](2) basis.

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2   BlackRock Distributors, Inc. decision.


                                       BLACKROCK DISTRIBUTORS, INC.


                                       By: ___________________________
                                           Name:
                                           Title:


                                           ____________________________


                                       By: ____________________________
                                           Name: